Exhibit 5.1

November 18, 2025
Corebridge Financial, Inc.
2919 Allen Parkway, Woodson Tower
Houston, Texas 77019
Corebridge Financial, Inc.
Ladies and Gentlemen:
We have acted as special New York counsel to Corebridge Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-275890) (the “Registration Statement”) and the Prospectus Supplement, dated November 13, 2025 (the “Prospectus Supplement”), to the Prospectus, dated December 5, 2023, filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of 500,000 shares of 6.875% Fixed Rate Reset Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”), pursuant to the Underwriting Agreement, dated November 13, 2025, among the Company and the several underwriters named in Schedule I thereto.
In arriving at the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such corporate and other organizational documents and records of the Company and its subsidiaries and such certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons as we have deemed appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinion.
In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) that the shares of Series A Preferred Stock are uncertificated and that the statements required by Section 151(f) of the General Corporation Law of the State of Delaware, as in effect on the date hereof (the “DGCL”), will be furnished in accordance

Corebridge Financial, Inc.	2	November 18, 2025
therewith and (vi) that, upon the issuance of the Series A Preferred Stock by the Company, such issuance was duly recorded in the stock ledger of the Company.
Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the shares of Series A Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable under the DGCL.
Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including, without limitation, court decisions) or public policy.
We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the DGCL, each as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed on November 18, 2025, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Validity of Securities” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP